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                                                                    Exhibit 99.2

NYSE

                                                For Immediate Release
                                                Friday, October 18, 2002
                                                Contact: Robin Verhose
                                                Phone: 212-656-2088
                                                Email: roverhose@nyse.com

        NYSE to Suspend Trading in Philips International Realty Corp. and
                          Moves to Remove from the List

NEW YORK, October 18, 2002 - The New York Stock Exchange ("NYSE") announced today that it determined that the common stock of Philips International Realty Corp. (the "REIT") - ticker symbol PHR - should be removed from the list in light of the fact that the REIT has fallen below the NYSE's continued listing standards regarding average global market capitalization over a consecutive 30 trading day period of less than $15,000,000. Furthermore, the REIT has been operating pursuant to a plan of liquidation approved by its shareholders on October 10, 2000 and has made four liquidating distributions totaling $15.25 to date, with a fifth liquidating distribution of $0.50 to be payable on October 22, 2002.

The Exchange intends to suspend trading in the REIT's common stock prior to the opening on Wednesday, October 23, 2002, in connection with this distribution, or such earlier date as i) the REIT commences trading in another securities marketplace or ii) there is a material adverse development. The REIT has a right to a review of this determination by a Committee of the Board of Directors of the Exchange. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the REIT of the NYSE staff's decision.

The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

REIT contact:
Lou Petra 212-951-3868